Exhibit 21.1

Subsidiaries of Registrant as of December 31, 2009

Subsidiary name	Proportion held	Country of operation
Velti DR Limited	100%	U.K.
Velti US Holdings, Inc.	100%	U.S.
Velti North America, Inc.	86.33%	U.S.
Velti North America Holdings, Inc.	100%	U.S.
Velti USA, Inc.	100%	U.S.
Velti S.A.	100%	Greece
Velti Center for Innovation S.A.	100%	Greece
mPoint S.A.	50%	Greece
Velti M-Telecom Limited	100%	U.K.
Velti EOOD	100%	Bulgaria
Velti Platforms and Services Limited	100%	Cyprus
Velti Mobile Marketing Technology LLC	100%	Russia
Velti Ukraine Mobile Marketing Services LLC	100%	Ukraine
Velti Services Ltd.	100%	British Virgin Islands
Velti Mobile Ltd.	100%	British Virgin Islands
Velti Services India Private Ltd.	100%	India
Velti Holdings Cyprus Ltd.	100%	Cyprus